Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated December 5, 2019, with respect to the consolidated financial statements of Forever 21, Inc. and subsidiaries which comprise the consolidated balance sheets as of March 2, 2019 and March 3, 2018, and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements contains an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern for the year ended March 2, 2019.

/s/ KPMG LLP

Los Angeles, California

July 6, 2021